UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 17, 2026
Date of Report (date of earliest event reported)

CARMAX, INC.
(Exact name of registrant as specified in its charter)

Virginia		1-31420	54-1821055
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

12800 Tuckahoe Creek Parkway			23238
Richmond,	Virginia
(Address of Principal Executive Offices)			(Zip Code)
(804) 747-0422
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KMX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.02.	Results of Operations and Financial Condition.
CarMax, Inc. (the “Company”) issued a press release on June 17, 2026, announcing its first quarter results. The press release is being furnished as Exhibit 99.1 hereto and is incorporated by reference into this Item 2.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On June 15, 2026, CarMax, Inc. (the “Company”) and CarMax Auto Superstores, Inc. (“CASI” or the “Borrower”) entered into a term loan credit agreement (the “Credit Agreement”) with MUFG Bank, Ltd. (“MUFG”), as lender and as administrative agent, and the other lenders party thereto.

The Credit Agreement provides for a term loan facility under which the Borrower has borrowed term loans in an aggregate principal amount of $500,000,000 (the “Term Loan Facility”). The Term Loan Facility will mature on June 15, 2029. The proceeds of the Term Loan Facility were used to pay down normal course borrowings under the Company’s $2.0 billion unsecured revolving credit facility and for other working capital and general corporate purposes. The borrowings and other obligations under the Credit Agreement are guaranteed by the Company and certain of its subsidiaries.

The Credit Agreement includes customary covenants, including a covenant that requires as of the last day of any fiscal quarter the maintenance of (i) a consolidated net leverage ratio to be less than or equal to 3.75 to 1.00, subject to adjustment in connection with a material acquisition and (ii) a consolidated interest and rent coverage ratio to be greater than or equal to 2.00 to 1.00. The Credit Agreement also includes customary events of default, a cross-default provision and a change of control provision. If an event of default occurs, the lenders may declare the obligations outstanding under the Credit Agreement to be due and payable. Such acceleration will occur automatically in the event of an insolvency or bankruptcy default.

Borrowings under the Term Loan Facility will bear interest based on a Daily SOFR rate or a Base Rate. Daily SOFR loans will bear interest at a “Daily SOFR” rate, plus an applicable margin. The Daily SOFR rate is a rate per annum determined for the applicable interest period by reference to the secured overnight financing rate (“SOFR”). Borrowings under Base Rate loans will bear interest at a “Base Rate,” plus an applicable margin. The Base Rate is a rate of interest equal to the highest of (i) the Federal Funds Rate plus ½ of 1%, (ii) the rate of interest in effect for such day as publicly announced by MUFG as its “prime rate” and (iii) SOFR. Interest will generally be payable on the first business day of each calendar month.

The above description of the Term Loan Facility is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2026.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits	The following exhibit is being furnished pursuant to Item 2.02 above.

99.1	Press release, dated June 17, 2026, issued by CarMax, Inc., entitled “CarMax Reports First Quarter Fiscal 2027 Results.”
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARMAX, INC.
(Registrant)

Dated: June 17, 2026	By: /s/ Enrique N. Mayor-Mora
Enrique N. Mayor-Mora
Executive Vice President and
Chief Financial Officer